SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

November 13, 2009

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Seale and Beers, CPAs was previously principal accountant for Rancho Santa Monica Developments, Inc. (the "Company") and has not completed any review or audit work for the company. Effective November 13, 2009, we were dismissed from the Company as principal accountants.

We have read the Company's statements included its Form 8-K pertaining to Seale and Beers CPAs dated November 13, 2009, and we agree with such statements contained therein.

We have no knowledge about the appointment of GBH CPA's, PC as new auditors, nor whether they were consulted prior to their appointment as auditors.

Sincerely,

Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, NV

CC: **U.S. Securities & Exchange Commission**
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549
202-551-5300 Phone
202-772-9252 Fax